EXHIBIT 99

For Immediate Release

August 26, 2002

Contact:      David G. Ratz, Executive Vice President & COO
              (740) 286-3283


Coffman To Become President of Oak Hill Financial

JACKSON - Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) announced today that
Ralph E. "Gene" Coffman, Jr. has been named President and Chief Administrative Officer of the company effective January 1, 2003. Current President John D. Kidd will assume the Chairman's title and remain as the company's CEO. The move is part of the company's long-term succession planning.

Coffman currently serves as President and CEO of Oak Hill Financial's Towne Bank subsidiary, a position he has held since October 1999. He will remain in that role for the remainder of 2002 to facilitate the previously announced merger of Towne Bank into the company's Oak Hill Banks subsidiary. After January 1, all of Oak Hill Financial's operating subsidiaries and senior officers will report to Coffman.

A 30-year financial industry veteran, Coffman joined Oak Hill Financial in 1996. Prior to becoming CEO of Towne Bank, he served as an Executive Vice President, Senior Vice President, and Area President for Oak Hill Banks. Previously, he was President and CEO of American Community Bank in Lima, Ohio, a Regional President with BancOhio (now National City Bank), and a Regional Vice President of Florida National Bank. Coffman is a graduate of Franklin University in Columbus, Ohio.

In addition to the two banks, Oak Hill Financial also operates consumer finance specialist Action Finance Company, employee benefits agency McNelly, Patrick & Associates, and Oak Hill Title Agency. Combined, the company's subsidiaries operate 24 full-service banking offices, four bank loan offices, and six consumer finance offices in southern and central Ohio.

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